UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2005

PeopleSupport, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-115328	95-4695021

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1100 Glendon Ave., Suite 1250 Los Angeles, California	90024

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 824-6200

Not Applicable

(Former name or former address, if changed since last report

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

     On January 14, 2005, PeopleSupport (Philippines) Inc. (“PeopleSupport Philippines”), a subsidiary of PeopleSupport, Inc. (“PeopleSupport”), and Ayala Land, Inc. entered into a definitive Contract of Lease with Ayala Land, Inc., under which PeopleSupport Philippines will lease the PeopleSupport Center, a newly built-to-suit facility located in Makati City in Manila that is scheduled to commence operations in 2005. The leased facility consists of approximately 161,916 rentable square feet of office space and 146 parking spaces. The facility will serve as PeopleSupport’s regional headquarters in the Philippines and its principal outsourcing facility.

     The lease contract provides for a term of 10 years, commencing on August 1, 2005 and ending July 31, 2015. Rental obligations will be payable on a monthly basis for the first five years and on a quarterly basis starting in the sixth year of the lease. The rental payments will be increased per annum at an agreed upon rate during the second through fifth years of the lease term.

     The rental payments for the sixth year, commencing on August 1, 2010, will be computed based on either the then prevailing monthly rate plus 10% or the then prevailing monthly market rental rate of office units at the Makati Stock Exchange Building. If this rate is higher than the rental rate of the PeopleSupport Center, the monthly rent for the sixth year will be equal to the lower of the rental rate of office units at the Makati Stock Exchange Building or the amount that is equal to the monthly lease rate for the PeopleSupport Center plus 10%. If the rate of units at the Makati Stock Exchange Building is lower than the lease rate for the PeopleSupport Center, the rental rate for the sixth year will be the higher of the rental rate of units at the Makati Stock Exchange Building or the amount that is equal to the monthly lease for the PeopleSupport Center less 10%. Thereafter, the rental rate will be increased per annum at an agreed upon rate during the seventh through tenth years of the lease term.

     In addition to its rental obligations, PeopleSupport Philippines will be responsible for certain costs and charges specified in the contract, including certain operating and utility expenses.

     The lessor may terminate the lease contract under certain circumstances if PeopleSupport Philippines breaches its obligations under the contract or if the lease premises remain closed or unoccupied for a continuous period of 30 days. The lessor also may terminate the contract if PeopleSupport Philippines’ corporate existence shall have ceased or PeopleSupport Philippines undergoes a change of control through a consolidation, merger or other transaction. PeopleSupport Philippines may terminate the lease if the lessor breaches its obligations under the lease contract.

     The parties also entered into a letter agreement dated January 14, 2005, pursuant to which the parties amended certain provisions in the lease contract relating to PeopleSupport Philippines’ right to sub-lease the premises. Under the revised terms, PeopleSupport Philippines may sub-lease the premises to any affiliate, without the need to obtain consent from the lessor, so long as the affiliate is not engaged in any adverse proceeding against the lessor, is not engaged in any business that is in competition with the business of the lessor or is otherwise hostile to the lessor or any of its affiliates in a similar manner.

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 20, 2005	PeopleSupport, Inc. a Delaware corporation
	By:	/s/ Lance Rosenzweig
Lance Rosenzweig
Chief Executive Officer and Chairman of the Board of Directors